SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	May 27, 2004

SAFEGUARD SCIENTIFICS, INC.

(Exact Name of Registrant as Specified in Charter)

PENNSYLVANIA	1-5620	23-1609753

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA		19087-1945

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(610) 293-0600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. Other Events.
ITEM 7. Financial Statements and Exhibits
SIGNATURES
PRESS RELEASE DATED MAY 28, 2004
AGREEMENT AND PLAN OF MERGER
PRINCIPAL STOCKHOLDER AGREEMENT

ITEM 5.	Other Events.

          On May 27, 2004, CompuCom Systems, Inc. (“CompuCom”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CHR Holding Corporation (“Parent”) and CHR Merger Corporation (“Merger Subsidiary”), providing that, upon satisfaction of the conditions described in the Merger Agreement, at the effective time of the merger, CHR Merger Corporation would be merged into CompuCom, each outstanding share of CompuCom’s common stock would be converted into the right to receive $4.60 in cash, without interest, and each outstanding share of CompuCom’s preferred stock would be converted into the right to receive the par value of the preferred ($15 million in the aggregate), plus accrued and unpaid dividends, without interest. Upon consummation of the CompuCom merger, CompuCom would be a wholly owned subsidiary of Parent, which in turn is an affiliate of Platinum Equity, LLC (“Platinum”). Platinum will be responsible for the performance by Parent and Merger Subsidiary of all of their obligations under the Merger Agreement that are to be performed prior to the effective time of the CompuCom merger.

          Pursuant to a Principal Stockholder Agreement, dated as of May 27, 2004 (the “Principal Stockholder Agreement”), by and among Safeguard, Parent and Merger Subsidiary, Safeguard has agreed to call a meeting of the Safeguard shareholders (the “Safeguard Special Meeting”) for the purpose of voting on a proposal to approve a plan of asset transfer consisting of the CompuCom merger contemplated by the Merger Agreement and the Principal Stockholder Agreement and related documents, and the voting of 24,540,881 shares of CompuCom common stock and 1,500,000 shares of CompuCom preferred stock (the “Subject Securities”) held by Safeguard or its subsidiaries in favor of the CompuCom merger and the approval and adoption of the Merger Agreement at a special meeting of CompuCom shareholders held to consider such CompuCom merger (the “CompuCom Shareholders Meeting”). If such proposal is approved by a majority of the votes cast at the Safeguard Special Meeting, then Safeguard would cause the shares of CompuCom capital stock held by subsidiaries of Safeguard to be voted in favor of the CompuCom merger and the adoption of the Merger Agreement at the CompuCom Shareholders Meeting, and against any acquisition proposal and any other action that may reasonably be expected to impede, interfere with, delay, postpone, attempt to discourage or have a material adverse effect on the consummation of, the CompuCom merger or result in a breach in any material respect of any of CompuCom’s covenants, representations, warranties or other obligations and agreements contained in the Merger Agreement. If Safeguard votes its shares of CompuCom capital stock in favor of the CompuCom merger at the CompuCom Shareholders Meeting, CompuCom will have received the requisite shareholder approval for the approval and adoption of the Merger Agreement and the CompuCom merger. The Principal Stockholder Agreement also contains customary representations and warranties of Safeguard and Platinum’s affiliates, as well as provisions restricting Safeguard’s ability to pursue alternate transactions and various fees which may be payable by Safeguard if Safeguard were to sell its shares of CompuCom capital stock in certain alternate transactions. Safeguard has agreed to give to Parent a proxy to vote the Subject Securities in accordance with the Principal Stockholder Agreement.

          Safeguard has agreed to post a $6.34 million letter of credit for 15 years to secure certain post-Merger obligations of CompuCom under its lease agreement for CompuCom’s principal executive offices in order to obtain the consent of the landlord under the lease to the CompuCom merger.

          A copy of the press release issued by the Company in connection with the Merger Agreement and the Principal Stockholder Agreement is attached hereto as Exhibit 99.1. The information set forth above is qualified in its entirety by reference to the Merger Agreement (attached hereto as Exhibit 99.2) and the Principal Stockholder Agreement (attached hereto as Exhibit 99.3), each of which is incorporated herein by reference.

ITEM 7.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Exhibits

	99.1	Press Release of Safeguard Scientifics, Inc. dated May 28, 2004.
	99.2	Agreement and Plan of Merger, dated as of May 27, 2004, among CompuCom Systems, Inc., CHR Holding Corporation and CHR Merger Corporation.
	99.3	Principal Stockholder Agreement, dated as of May 27, 2004, among Safeguard Scientifics, Inc., CHR Holding Corporation and CHR Merger Corporation.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: May 28, 2004	By:	CHRISTOPHER J. DAVIS
Christopher J. Davis
Executive Vice President and
Chief Administrative & Financial Officer

Exhibit Index

99.1	Press release dated May 28, 2004 issued by Safeguard Scientifics, Inc.
99.2	Agreement and Plan of Merger, dated as of May 27, 2004, among CompuCom Systems, Inc., CHR Holding Corporation and CHR Merger Corporation.
99.3	Principal Stockholder Agreement, dated as of May 27, 2004, among Safeguard Scientifics, Inc., CHR Holding Corporation and CHR Merger Corporation.